Exhibit 1

Cemex reports record first quarter EBITDA

•	Project Cutting Edge delivers solid results

•	EBITDA reached US$794 million, up 34% YoY with EBITDA margin expansion of 3.3 percentage points

•	Free Cash Flow from Operations improved by almost US$300 million

•	Project Cutting Edge contributed approximately 45% of EBITDA growth

Monterrey, Mexico. April 23, 2026 – Cemex announced today its results for the first quarter of 2026, reporting strong performance supported by its disciplined execution of its transformation plan. EBITDA reached a record US$794 million, increasing 34% year-over-year driven by operational efficiencies, pricing strategy, operating leverage and stronger FX. EBITDA margin expanded by 3.3 percentage points to 19.8%, with most regions contributing. Free Cash Flow from Operations grew at a multiple of EBITDA growth, improving by nearly US$300 million, and reached US$29 million in a quarter that has historically generated negative cash flow.

Despite adverse weather in the U.S. and Europe, Net sales increased 3% on a like-to-like basis, supported by cement volume recovery in Mexico and disciplined pricing strategy. This stable top-line performance translated into a 40% like-to-like increase in EBIT, underscoring the leaner cost base and structural improvements in earnings quality. Adjusting for the one-off prior year gain from the sale of our Dominican Republic operations, Net Income would have nearly doubled in the quarter.

Cemex continued advancing its transformation plan during the quarter. Project Cutting Edge delivered approximately 45% of incremental like-to-like EBITDA in the quarter due to a leaner cost structure and improved operating efficiency. The company also progressed on its portfolio rebalancing strategy, with an agreement to divest selected assets in Colombia and completing the acquisition of Omega, a leading stucco and mortar business in the Western United States, enhancing its growth platform in less volatile higher-return markets.

“I am very pleased with our first-quarter results, which reflect the ongoing benefits of our transformation and a structurally stronger Cemex with a more resilient earnings profile,” said Jaime Muguiro, CEO of Cemex. “Despite the uncertain global backdrop, our self-help measures under Project Cutting Edge that we have put into place coupled with strong first quarter results, give me confidence on our full-year high-single-digit EBITDA growth guidance.”

Regional performance reflected broad-based strength. Mexico delivered strong EBITDA growth and margin expansion, supported by continued volume recovery, operational efficiencies, and pricing. The United States showed resilience despite adverse weather, with growth in ready-mix and aggregates volumes and continued benefits from Project Cutting Edge. EMEA reported double-digit EBITDA growth driven by cost discipline and pricing, while South, Central America and the Caribbean achieved double-digit EBITDA growth supported by higher volumes and ongoing transformation benefits.

Cemex also made important progress on its key priority of boosting shareholder return. During the quarter, Cemex repurchased approximately US$100 million in shares, and shareholders approved a nearly 40% increase in the annual dividend.

Cemex’s Consolidated 2026 First Quarter Highlights

	January - March				First Quarter
	2026	2025	% var	l-t-l % var	2026	2025	% var	l-t-l % var
Sales	4,019	3,614	11%	3%	4,019	3,614	11%	3%
Operating EBITDA	794	595	34%	23%	794	595	34%	23%
Operating EBITDA margin	19.8%	16.5%	3.3pp		19.8%	16.5%	3.3pp
Controlling interest net income (loss)	228	734	(69%)		228	734	(69%)

In millions of U.S. dollars, except percentages.

	January - March				First Quarter
	2026	2025	% var	l-t-l % var	2026	2025	% var	l-t-l % var
Mexico
Sales	1,255	981	28%	9%	1,255	981	28%	9%
Operating EBITDA	453	308	47%	24%	453	308	47%	24%
Operating EBITDA margin	36.1%	31.4%	4.7pp		36.1%	31.4%	4.7pp

United States
Sales	1,196	1,190	0%	0%	1,196	1,190	0%	0%
Operating EBITDA	190	190	0%	0%	190	190	0%	0%
Operating EBITDA margin	15.9%	15.9%	0.0pp		15.9%	15.9%	0.0pp

Europe, Middle East and Africa
Sales	1,162	1,070	9%	(1%)	1,162	1,070	9%	(1%)
Operating EBITDA	152	117	30%	20%	152	117	30%	20%
Operating EBITDA margin	13.0%	10.9%	2.1pp		13.0%	10.9%	2.1pp

South, Central America and the Caribbean
Sales	296	281	5%	(1%)	296	281	5%	(1%)
Operating EBITDA	66	55	20%	14%	66	55	20%	14%
Operating EBITDA margin	22.4%	19.7%	2.7pp		22.4%	19.7%	2.7pp

In millions of U.S. dollars, except percentages.

Note: All references to EBITDA mean Operating EBITDA and all references to margin refer to Operating EBITDA margin.

About Cemex

Cemex is a multinational construction materials company focused on building a better future for communities worldwide. The company produces and markets cement, ready-mix concrete, aggregates, and related construction materials such as admixtures and mortars, enabling construction projects across its markets. Through customer-centric solutions, operational excellence, and continuous innovation, Cemex delivers high-performance materials that meet the industry’s evolving needs. With a workforce of around 40,000 people worldwide, Cemex provides reliable, sustainable, and high-quality products and services, partnering with its customers to deliver solutions that create long-term value. For more information, visit cemex.com and connect with us on LinkedIn.

Contact information

Analyst and Investor Relations

Patricio Treviño Garza

+52 (81) 8888-4327

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

jorgeluis.perez@cemex.com

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The aforementioned non-IFRS financial measures include “Operating EBITDA” or “EBITDA” (operating earnings before other expenses, net plus depreciation and amortization), “Operating EBITDA Margin” or “EBITDA Margin” (Operating EBITDA for the period divided by revenues reported for the same period), “Operating EBIT” or “EBIT” (operating earnings before other expenses, net), and “Free Cash Flow from Operations” (Operating EBITDA minus net interest paid, maintenance capital expenditures, maintenance lease payments, fixed asset sales, change in working capital, net taxes paid, and other cash expenditures). The closest IFRS financial measure to Operating EBITDA is “Operating earnings before other expenses, net”, as Operating EBITDA adds depreciation and amortization to the IFRS financial measure. We believe there is no close IFRS financial measure to compare to Operating EBITDA Margin. The closest IFRS financial measure to Operating EBIT is “Operating earnings before other expenses, net”. We believe there is no close IFRS financial measure to compare to Free Cash Flow from Operations. These non-IFRS financial measures are designed to complement and should not be considered superior to financial measures calculated in accordance with IFRS. Although Operating EBITDA, Operating EBITDA Margin, Operating EBIT and Free Cash Flow from Operations are not measures of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by our management to review operating performance and profitability, for decision-making purposes and to allocate resources. 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UNLESS OTHERWISE NOTED, ALL MONETARY FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARS, AS APPICABLE